EXHIBIT 23.1

Onestop Assurance PAC 10 Anson Road #06-15 International Plaza Singapore 079903 Email: audit@onestop-ca.com Website: www.onestop-ca.com

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No.333-278459) on Form F-1 of Fuxing China Group Limited and its subsidiaries (collectively, the “Company”) of our report dated August 21, 2024, with respect to the consolidated balance sheets of the Company as of March 31, 2024 and 2023, the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows, for each of the two years in the period ended March 31, 2024 and the related notes.

We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/Onestop Assurance PAC

Singapore

May 9, 2025